Exhibit 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CalAmp Corp.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-98981 and 333-119858), Form S-4 (No. 333-112851) and
Form S-8 (Nos. 33-31427, 33-36944, 33-72704, 33-60879, 333-33925, 333-93097,
333-114873 and 333-119842) of CalAmp Corp. of our report dated May 14, 2008, with respect to the consolidated balance sheet of CalAmp Corp. and subsidiaries as of February 28, 2008, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the two-year period ended February 28, 2008, which report appears in the February 28, 2009 annual report on Form 10-K of CalAmp Corp.

Our report refers to a change in the method of accounting for uncertainties in income taxes (effective March 1, 2007).


/s/  KPMG LLP

Los Angeles, California
May 11, 2009